Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANKS, INC.

and

GATEWAY FINANCIAL HOLDINGS OF FLORIDA, INC.

Dated as of November 30, 2016

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Table of Contents

(continued)

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Table of Contents

(continued)

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 30th day of November, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Gateway Financial Holdings of Florida, Inc. a Florida corporation (“GFHF” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which GFHF will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of GFHF have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the GFHF Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, GFHF shall merge with and into CenterState.  CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida.  As of the Effective Time, the separate corporate existence of GFHF shall cease.

1.2Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of

Florida, articles of merger as provided in the FBCA (the “Articles of Merger”).  The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”); provided, however, that the Effective Time shall occur no earlier than April 1, 2017.

1.3Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4Conversion of Stock.  By virtue of the Merger and without any action on the part of GFHF, CenterState or the holders of any of the following securities, at the Effective Time:

(a)CenterState Stock.  Each share of common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Company.

(b)Treatment of GFHF Common Stock. Subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), and 8.1(a)(viii) and any applicable withholding Tax, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of GFHF or of CenterState, each share of common stock, par value $5.00 per share, of GFHF (the “GFHF Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares” and each an “Exchangeable Share”) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article I (including the proration procedures in Section 1.4(c)), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) (such election, a “Cash Election”) $18.00 in cash (the “Cash Election Consideration”), or (ii) (such election, a “Stock Election”) 0.95 validly issued, fully paid and nonassessable shares of CenterState Common Stock (such number of shares of CenterState Common Stock, the “Stock Election Consideration”). From and after the Effective Time, all such GFHF shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of GFHF Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of GFHF Common Stock in accordance with Article II, including the right to receive, pursuant to Section 2.2(g), cash in lieu of fractional shares of CenterState Common Stock, if any, into which such shares have been converted pursuant to this Section 1.4(b), together with the amounts, if any, payable pursuant to Section 2.2(d).

(c)Election and Proration Procedures.

(i)An election form in such form as CenterState shall reasonably specify and as shall be reasonably acceptable to GFHF (the “Election Form”) shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of GFHF Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(ii)CenterState shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of GFHF Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and GFHF shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iii)Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (y) the number of shares of such holder’s GFHF Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s GFHF Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any shares of GFHF Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any GFHF Certificates to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related GFHF Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than shares of GFHF Common Stock to be cancelled in accordance with Section 1.4(d) and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Stock Election with respect to such No Election Shares, subject to the proration procedure in subsection (iv) below. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(iv)Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, CenterState shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(A)If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of CenterState Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(B)If the Available Cash Election Amount is greater than the Cash Election Amount, then (1) the Exchange Agent shall select first from among the No Election Shares by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Cash Election Consideration such that the Cash Election Amount equals as closely as practicable but does not exceed the Available Cash Election Amount, and each share of GFHF Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (B) shall automatically be deemed to be a Cash Election Share; (2) each Cash Election Share shall be converted into the right to receive the Cash Election Consideration; and (3) each Stock Election Share remaining after the adjustment process pursuant to this subsection (B) shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).  The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes that shall be mutually determined by CenterState and GFHF before the Effective Time.

(v)Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any GFHF Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related GFHF Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of GFHF Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of GFHF Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of CenterState, GFHF, or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d)Cancelled Shares.  All shares of GFHF Common Stock that are owned by GFHF or CenterState (other than (i) shares of GFHF Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of GFHF Common Stock held, directly or indirectly, by GFHF or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(e)Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of GFHF Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of GFHF Common Stock under such provisions of the FBCA.  If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of GFHF Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon.  GFHF shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of GFHF Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by GFHF relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA.  GFHF shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of GFHF Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(f)Share Adjustment.  If the number of shares of CenterState Common Stock or GFHF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(g)Entitlement to Merger Consideration.  All of the Exchangeable Shares of GFHF Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GFHF Common Stock (each, a “Certificate”) and non-certificated shares of GFHF Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of GFHF Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4.

1.5Stock Options.  Each valid option to purchase shares of GFHF Common Stock (each, a “GFHF Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Stock Election Consideration (the “Option Exchange Ratio”) by that number of shares of GFHF Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the GFHF Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(f), then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

1.6Incorporation Documents and Bylaws of the Surviving Company.  At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law.  The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7Directors and Officers.  The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8The Bank Merger.  Except as provided below, immediately after the Effective Time and sequentially but in effect simultaneously on the Closing Date, Gateway Bank of Florida (“GBF”), Gateway Bank of Central Florida (“GBCF”) and Gateway Bank of Southwest Florida (“GBSW”), each a Florida state-chartered bank and wholly owned first-tier subsidiary of GFHF, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank of Florida, N.A.” or “CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”).  GFHF, GBF, GBCF, and GBSW are collectively referred to as the “GBF Entities” and GBF, GBCF, and GBSW are collectively referred to as the “GBF Banks”. The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall cause the Boards of Directors of GBF, GBCF, GBSW and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Each of CenterState and GFHF also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and the GBF Banks, respectively.  The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time, plus such officers of the GBF Banks hired by CenterState, N.A. in the Bank Merger, and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal.  As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, the GBF Banks shall continue to operate under the their respective names (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1Exchange Agent.  Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2Delivery of Merger Consideration.

(a) At or before the Effective Time, CenterState shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CenterState Common Stock and cash sufficient to deliver the Merger Consideration payable under the terms hereof (together with, to the extent then determinable, any cash payable in lieu of shares of CenterState Common Stock as set forth in Section 2.2(g) in accordance with this Article II), and CenterState shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.

(b)Promptly after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of GFHF Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(c)Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of GFHF Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of GFHF Common Stock represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II.

(d)Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(e)In the event of a transfer of ownership of a Certificate representing GFHF Common Stock that is not registered in the stock transfer records of GFHF, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such GFHF Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of GFHF Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GFHF Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(f)After the Effective Time, there shall be no transfers on the stock transfer books of GFHF of the shares of GFHF Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of GFHF Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g)Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState.  In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of GFHF who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Stock Price by (ii) the fraction of a share (after taking into account all shares of GFHF Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(h)In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GFHF

3.1Representations and Warranties of GFHF.  Except as Previously Disclosed, GFHF hereby represents and warrants to CenterState as follows:

(a)Organization, Standing and Power.

(i)Each of GFHF and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on GFHF.  The Subsidiaries of GFHF and the GBF Banks are set forth on Section 3.1(a) of the GFHF Disclosure Schedule.

(ii)GFHF has previously made available to CenterState true and complete copies of GFHF’s articles of incorporation (the “GFHF Charter”) and bylaws (the “GFHF Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.  Neither GFHF nor any of its Subsidiaries is in violation of any provision of the GFHF Charter or GFHF Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable Organizational Documents) of such Subsidiary, as applicable.

(b)Capitalization.

(i)The authorized capital stock of GFHF consists of (i) 50,000,000 shares of GFHF Common Stock, of which 5,443,839 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $5.00 per share, of which (A) 1,125,000 shares are designated as Series A Preferred Stock, $5.00 par value per share, and 919,236 shares are issued and outstanding and (B) 20,000 shares are designated as Series B Preferred Stock, and 2,596 such shares are issued and outstanding (having a liquidation value of $1,000 per share).  As of the date hereof, GFHF held no shares of GFHF Common Stock in its treasury.  As of the date hereof, there were 1,235,180 shares of GFHF Common Stock reserved for issuance for the 1,235,180 outstanding GFHF Stock Options, which are the only GFHF Stock Options that are outstanding.  All of the issued and outstanding shares of GFHF Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of GFHF may vote (“Voting Debt”) are issued or outstanding.  As of the date hereof, except as set forth in Section 3.1(b)(i) of the GFHF Disclosure Schedule, GFHF does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of GFHF Common Stock, Voting Debt or any other equity securities of GFHF or any securities representing the right to purchase or otherwise receive any shares of GFHF Common Stock, Voting Debt or other equity securities of GFHF.  There are no contractual obligations of GFHF or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GFHF or any equity security of GFHF or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of GFHF or its Subsidiaries or (ii) pursuant to which GFHF or any of its Subsidiaries is or could be required to register shares of GFHF capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)Other than 1,235,180 GFHF Stock Options that are outstanding as of the date hereof, no other equity-based awards issued by GFHF that are outstanding as of the date hereof.  The name of each holder of a GFHF Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(iii)Except as set forth in Section 3.1(b)(iii) of the GFHF Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of GFHF (and which, for purposes of this Agreement, shall include the GBF Banks) are owned by GFHF, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  No Subsidiary of GFHF has issued or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Except as Previously Disclosed, neither GFHF nor any of its Subsidiaries owns any equity or profit-and-loss interest in any Person, other than shares of the GFHF Subsidiaries, readily marketable securities, securities held-to-maturity in each GBF Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), securities held in a bona fide fiduciary capacity and securities held in satisfaction of a debt previously contracted.

(iv)GFHF does not have a dividend reinvestment plan or any shareholder rights plan.

(c)Authority; No Violation.

(i)GFHF has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the GFHF Shareholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GFHF.  As of the date of this Agreement, the Board of Directors of GFHF has determined that this Agreement is advisable and in the best interests of GFHF and its shareholders and has directed that this Agreement be submitted to GFHF’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of GFHF Common Stock at a meeting called therefor (the “GFHF Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of GFHF.  This Agreement has been duly and validly executed and delivered by GFHF and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligation of GFHF, enforceable against GFHF in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(ii)Neither the execution and delivery of this Agreement by GFHF or the Bank Merger Agreement by each GBF Bank nor the consummation by GFHF of the transactions contemplated in this Agreement or by each GBF Bank of the transactions contemplated in the Bank Merger Agreement, nor compliance by GFHF or each GBF Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the GFHF Shareholder Approval is duly obtained or given, violate any provision of the GFHF Charter or GFHF Bylaws or the Organizational Documents of each GBF Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.1(c)(iii) are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to GFHF, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on GFHF or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GFHF or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which GFHF or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(iii)Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (“Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Authority” or “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState Common Stock to be issued in the Merger pursuant to Section 1.4, in which a proxy statement relating to the meeting of the shareholders of GFHF to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are required to be made or obtained by GFHF or any of its Subsidiaries in connection with the consummation by GFHF and its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are required to be made or obtained by GFHF or any of its Subsidiaries in connection with the execution and delivery by GFHF of this Agreement.

(d)Financial Statements; Regulatory Reports.

(i)GFHF has delivered or made available (which shall include access to the following by electronic data room) to CenterState true and complete copies of (A) all financial statements of GFHF and its Subsidiaries that were prepared for GFHF’s or each GBF Bank’s Board of Directors since December 31, 2015, including the GFHF Financial Statements; (B) the annual report of GFHF filed by GFHF with the Federal Reserve Board for the year ended December 31, 2015; and (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed by GFHF or its Subsidiaries with the Federal Reserve Board and the FDIC since December 31, 2014.

(ii)GFHF’s Financial Statements, true and correct copies of which have been made available to CenterState, have been (and all financial statements to be delivered to CenterState as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto, subject, in the case of unaudited statements, to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure.  GFHF’s Financial Statements fairly present in all material respects (and all financial statements to be delivered to CenterState as required by this Agreement will fairly present in all material respects) the financial position, results of operations, changes in shareholders’ equity and cash flows of GFHF and its Subsidiaries as of the dates thereof and for the periods covered thereby, except, in each case, as indicated in such statements or in the notes thereto, subject, in the case of unaudited statements, to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure.  All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency.  As of the date of the latest balance sheet forming part of GFHF’s Financial Statements (the “GFHF Latest Balance Sheet”), none of GFHF or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected or adequately provided for in accordance with GAAP.  No report, including any report filed by GFHF or any of its Subsidiaries with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given by GFHF to shareholders of GFHF since January 1, 2013, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  GFHF’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to CenterState.  GFHF and each GBF Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of each GBF Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii)Each of GFHF and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; and (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of GFHF in accordance with GAAP and to maintain accountability for GFHF’s consolidated assets. Such records, systems, controls, data and information of GFHF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control GFHF or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on GFHF’s (or any GFHF Subsidiary’s) system of internal accounting controls.  The corporate record books of GFHFs and its Subsidiaries are complete and accurate in all material respects and reflect all material meetings, consents and other actions of the boards of directors and shareholders of GFHF and its Subsidiaries, respectively.

(iv)Since January 1, 2013, neither GFHF nor any Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of GFHF or any Subsidiary or their respective internal accounting controls.

(v)GFHF has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect GFHF’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GFHF’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of GFHF.

(vi)As of the date hereof, none of GFHF or its Subsidiaries has any material Liabilities of the type required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP, except Liabilities which are accrued or reserved against in the GFHF Latest Balance Sheet included in the GFHF Financial Statements delivered prior to the date of this Agreement or incurred in the ordinary course of business since the date of the GFHF Latest Balance Sheet.  Except as disclosed in Section 3.1(d)(vi) of the GFHF Disclosure Schedule, as of the date hereof, none of GFHF or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $50,000.  GFHF has delivered to CenterState true and complete GFHF Financial Statements as of December 31, 2015, March 31, 2016, and June 30, 2016, and September 30, 2016.

(e)Absence of Certain Changes or Events.  Except as Previously Disclosed, from January 1, 2015 to the date of this Agreement, (A) GFHF and each of its Subsidiaries has conducted its business only in the ordinary course, (B) neither GFHF nor any of its Subsidiaries has taken action which, if taken after the date of this Agreement, would constitute a breach of Section 5.1 or 5.2, and (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFHF and its Subsidiaries, taken as a whole.

(f)Tax Matters.

(i)All Taxes of GFHF and each of its Subsidiaries that are due or owing (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid, other than Taxes that have been reserved or accrued on the balance sheet of Company and Taxes which Company is contesting in good faith. GFHF and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws.  Neither GFHF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  Since December 31, 2012, there have been no examinations or audits of any Tax Return by any Taxing Authority.  GFHF and each of its Subsidiaries has made available to CenterState true and correct copies of the United States federal, state and local income Tax Returns filed by it for each of the three most recent fiscal years ended on or before December 31, 2015.  No written notice or claim has ever been received by GFHF from a Taxing

Authority in a jurisdiction where GFHF or any of its Subsidiaries does not file a Tax Return that GFHF or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge of GFHF and each of its Subsidiaries, no basis for such a claim exists.

(ii)Neither GFHF nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Tax, and there is no pending, or to the Knowledge of GFHF, threatened dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of GFHF, any of its Subsidiaries or the assets of GFHF or any of its Subsidiaries.  GFHF and its Subsidiaries have not entered into any agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against GFHF or any of its Subsidiaries, and neither GFHF nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.  The relevant statute of limitations is closed with respect to the federal and state and local income and franchise Tax Returns of GFHF and its Subsidiaries for all Taxable Periods through December 31, 2012.

(iii)Except as set forth in Section 3.1(f) of the GFHF Disclosure Schedule, neither GFHF nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither GFHF nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither GFHF nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv)GFHF and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by them, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v)Neither GFHF nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.  No Liens for Taxes exist with respect to any assets of GFHF or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi)GFHF and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal GFHF company regimes.    GFHF has no Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

(vii)Neither GFHF nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state or local Tax Law.

(viii)Neither GFHF nor any of its Subsidiaries is or has ever been a United States real property GFHF corporation within the meaning of Code Section 897(c) or any comparable provision of state Tax Law.  Neither GFHF nor any of its Subsidiaries has been required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (except as provided in Section 4.20(e) hereof) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Laws; (B) ‘‘closing agreement’’ as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Laws; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(ix)GFHF and each of its Subsidiaries has disclosed on its Tax Returns any position taken for which substantial authority (within the meaning of Code Section 6662(d)(2)(B)(i) or comparable provision of state or local Tax Law) did not exist at the time the return was filed.  Neither GFHF nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Law, or a transaction substantially similar to a reportable transaction.  Neither GFHF nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(x)The unpaid Taxes of GFHF and each of its Subsidiaries  (A) did not, as of the date of the GFHF Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the GFHF Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of GFHF and each of its Subsidiaries in filing their Tax Returns. Since the date of the GFHF Latest Balance Sheet, neither GFHF nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(g)Environmental Matters.

(i)GFHF and each GBF Bank have delivered, or caused to be delivered to CenterState, or provided CenterState access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by GFHF and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii)Except as disclosed in Section 3.1(g)(ii) of the GFHF Disclosure Schedule, GFHF and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of GFHF, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii)There is no pending or, to the Knowledge of GFHF, threatened Litigation before any Governmental Authority or other forum in which GFHF or its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by GFHF or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by GFHF or its Subsidiaries) has been or, to the Knowledge of GFHF, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv)During the period of (A) GFHF’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) GFHF’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, to the Knowledge of GFHF, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or adjacent to, or, affecting (or potentially affecting) such Properties or Facilities.

(h)Compliance with Permits, Laws and Orders.

(i)GFHF and each of its Subsidiaries have in effect all material Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses, except as has not and would not reasonably be expected to have a Material Adverse Effect.

(ii)Neither GFHF nor any of its Subsidiaries is, or has been since December 31, 2013, in Default in any material respect under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of GFHFs or its Subsidiaries knows of any reason why any Regulatory Approvals required to be obtained by GFHF or each GBF Bank for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii)Neither GFHF nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that GFHF or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require GFHF or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv)GFHF and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v)Neither GFHF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the GFHF Disclosure Schedule, a “Company Regulatory Agreement”), nor has GFHF or any of its Subsidiaries been advised in writing or, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi)(A) there is no written unresolved violation, criticism or exception with respect to any report or statement relating to any examinations or inspections of GFHF or any of its Subsidiaries, and (B) to the Knowledge of GFHF, there have been no written formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since December 31, 2013.

(vii)Neither GFHF nor each GBF Bank nor to GFHF’s Knowledge any of their respective directors, executives, officers, employees or Representatives in their capacity as such, (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii)Except as required by the Bank Secrecy Act, to the Knowledge of GFHF, no employee of GFHF or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by GFHF or any of its Subsidiaries or any employee thereof acting in its capacity as such.  Neither GFHF nor any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of GFHF or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix)Since December 31, 2013, GFHF and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that GFHF and each of its Subsidiaries was required to file with any Governmental Authority, and GFHF and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(x)Neither GFHF nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

(i)Labor Relations.

(i)Neither GFHF nor any of its Subsidiaries is a party to any pending, or, to the Knowledge of GFHF, threatened, Litigation asserting that GFHF or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel GFHF or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is GFHF or any of its Subsidiaries a party to or bound by any Contract with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii)(A) Each individual that renders services to GFHF or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) GFHF and its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of GFHF or any of its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii)Neither GFHF nor any of its Subsidiaries is in conflict with, or in default or in violation of any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv)To the Knowledge of GFHF, no current executive officer of GFHF or any of its Subsidiaries is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject GFHF or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(j)Employee Benefit Plans.

(i)Section 3.1(j)(i) of the GFHF Disclosure Schedule sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii)GFHF has delivered or made available (which shall include access to the following by electronic data room) to CenterState prior to the date of this Agreement correct and complete copies of the following documents:  (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, and (F) in the case of Benefit Plans that are Rights or individual award agreements under a GFHF Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of GFHF Common Stock covered thereby.

(iii)All of the Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA; the Code; the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws.  All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and to the Knowledge of GFHF there are no circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter or negative consequences to an application therefor.  Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Code and to the Knowledge of GFHF, there is no circumstance that will or could reasonably be expected to result in revocation of such exemption.  With respect to each of its Benefit Plans, to GFHF’s Knowledge, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code.  There are no pending or, to GFHF’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv)GFHF and its Subsidiaries have not engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject GFHF to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither GFHF, nor its Subsidiaries, nor to the Knowledge of GFHF, any administrator or fiduciary of any of its or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  No oral or written representation or communication with respect to any aspect of the Benefit Plans of GFHF or its Subsidiaries has been made to employees of GFHF or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v)GFHF, any Subsidiaries, or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40).  GFHF and its ERISA Affiliates have not incurred, and to the Knowledge of GFHF there are no circumstances under which GFHF or its Subsidiaries could reasonably incur, any Liability under Title IV of ERISA or Code Section 412.

(vi)Neither GFHF nor any of its Subsidiaries nor ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Code Section 4980B or other applicable Law.

(vii)Except as Previously Discussed, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) to which GFHF or its Subsidiaries is a party covering any employee of GFHF or its Subsidiaries that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans, or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Code Section 280G or be subject to an excise tax under Section 4999 of the Code.

(viii)Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Code Section 409A.  Neither GFHF nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which GFHF or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Code.

(k)Material Contracts.

(i)Except as listed in Section 3.1(k) of the GFHF Disclosure Schedule, as of the date of this Agreement, neither GFHF nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by GFHF or any of its Subsidiaries or the guarantee by GFHF or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of each GBF Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice, loan between GFHF and its Subsidiaries, endorsements made for collection), (C) any Contract containing covenants that limit in any material respect the ability of GFHF or any of its Affiliates (including, after the Effective Time, CenterState or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, GFHF or any of its Subsidiaries or Affiliates (including, after the Effective Time, CenterState or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by GFHF or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among GFHF or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other material technical services to or by GFHF or any of its Subsidiaries, (H) any Contract to which any Affiliate, officer, director, employee or consultant of GFHF or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (I) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other entity, (J) any Contract that provides any Person with registration, preemptive or anti-dilution rights or rights to designate members of or observers to the GFHF Board of Directors, (K) any Contract that provides for potential material indemnification payments by GFHF or any of its Subsidiaries, or (L) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if GFHF were required to file such with the SEC.  With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on GFHF or the applicable Subsidiary party thereto and, to the Knowledge of GFHF, each other party thereto and is in full force and effect, enforceable in accordance with its terms (subject to each GBF Bankruptcy and Equity Exception); (x) neither

GFHF nor any of its Subsidiaries is in Default thereunder except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on GFHF; (y) neither GFHF nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of GFHF, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.1(k)(i) of the GFHF Disclosure Schedule, all indebtedness for money borrowed by GFHF and its Subsidiaries is prepayable without penalty or premium.

(ii)All interest rate swaps, caps, floors, collars, option agreements, futures,  and forward contracts, and other similar risk management arrangements, contracts or agreements, to which GFHF or each GBF Bank is a party, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (subject to each the Bankruptcy and Equity Exception), and is in full force and effect.  Neither GFHF nor any of its Subsidiaries, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.  The GFHF Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2014, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on GFHF.

(l)Legal Proceedings.  Except as Previously Disclosed, there is no Litigation pending or, to the Knowledge of GFHF, threatened against GFHF or any of its Subsidiaries or its or any of its Subsidiaries’ assets nor are there any Orders of any Governmental Authority or arbitrators outstanding against GFHF or any of its Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GFHF.  To the Knowledge of GFHF or any of its Subsidiaries there are no facts or circumstances that are likely to form the basis for any claim against GFHF or its Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GFHF.  There is no Litigation, pending or, to the Knowledge of GFHF, threatened, against any officer, director, advisory director or employee of GFHF or its Subsidiaries, in each case by reason of any such person being or having been an officer, director, advisory director or employee of GFHF or its Subsidiaries, that individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect on GFHF.

(m)Intellectual Property.

(i)Either GFHF or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all material Intellectual Property (including the Technology Systems) that is used by GFHF or its Subsidiaries in its or its Subsidiaries’ business.  Except as set forth in Section 3.1(m)(ii) of the GFHF Disclosure Schedule, neither GFHF nor any of its Subsidiaries has (A) licensed to any Person in source code from any Intellectual Property owned by GFHF or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by GFHF or its Subsidiaries.

(ii)Section 3.1(m)(ii) of the GFHF Disclosure Schedule lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by GFHF or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.  No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii)All patents, registered trademarks, registered service marks and registered copyrights held by GFHF and its Subsidiaries are valid and subsisting.  Since January 1, 2014, neither GFHF nor any of its Subsidiaries (A) has been a party to any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n)Loan and Investment Portfolios.

(i)All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which GFHF or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of GFHF and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (subject to the Bankruptcy and Equity Exception), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected.  True and complete lists of all Loans as of September 30, 2016 and of the investment portfolios of GFHF and each of its Subsidiaries as of such date, are disclosed on Section 3.1(n)(i) of the GFHF Disclosure Schedule.

(ii)Except as specifically set forth on Section 3.1(n)(ii) of the GFHF Disclosure Schedule, neither GFHF nor any of its Subsidiaries is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of GFHF, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by GFHF or any of its Subsidiaries or any Regulatory Authority having jurisdiction over GFHF or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of GFHF or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii)Each outstanding Loan (including Loans held for resale to investors) in which GFHF or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of GFHF and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv)None of the agreements pursuant to which GFHF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)Neither GFHF nor any of its Subsidiaries is now nor has it been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o)Adequacy of Allowances for Losses.  Each of the allowances for losses on loans, financing leases and other real estate included on the GFHF Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements).  Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of GFHF and its Subsidiaries at all times from and after the date of the GFHF Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p)Loans to Executive Officers and Directors.  GFHF and the GBF Banks have not extended or maintained credit, arranged for extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof), except as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O.

(q)Community Reinvestment Act.  Each GBF Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that are could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r)Privacy of Customer Information.

(i)GFHFs and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to CenterState or a Subsidiary of CenterState pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.1(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii)GFHF and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to CenterState or any of its Subsidiaries, and the use of such IIPI by CenterState or any of its Subsidiaries complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws.

(s)Technology Systems.

(i)Except to the extent disclosed on Section 3.1(s)(i) of the GFHF Disclosure Schedule, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by GFHF and its Subsidiaries prior to the Effective Time.

(ii)The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on GFHF.  Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens).

(iii)GFHF has furnished to CenterState a true and correct copy of its disaster recovery and business continuity plans.

(iv)Neither GFHF nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support), except as otherwise provided in such agreements and arrangements.

(t)Insurance Policies.  GFHF and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as it reasonably believes to be adequate for its business and operations and the value of its properties.  A true and complete list of all such insurance policies is attached as Section 3.1(t) of the GFHF Disclosure Schedule.  Neither GFHF nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment.  GFHF and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and none of GFHF or any of its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of GFHF and its Subsidiaries, GFHF or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.  Within the last three years, none of GFHF or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither GFHF nor each GBF Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u)Corporate Documents.  GFHF has delivered or made available (which shall include access to the following by electronic data room) to CenterState, with respect to GFHF and each its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its board of directors, all as amended and currently in effect.  All of the corporate minutes and stock transfer records of GFHF and each of its Subsidiaries are current, complete and correct in all material respects.

(v)State Takeover Laws.  GFHF has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any applicable jurisdiction (collectively, “Takeover Laws”).  GFHF has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w)Certain Actions.  Neither GFHF nor any of its Subsidiaries has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents.  To the Knowledge of GFHF, there exists no fact, circumstance, or reason that would cause any required Consent for consummation of the Merger or the Bank Merger not to be received in a timely manner.

(x)Real and Personal Property.  GFHF and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations.  Each of GFHF and its Subsidiaries have paid any and all applicable tangible personal property Taxes owed or due by GFHF or its Subsidiaries.  GFHF and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens).  Each of GFHF and its Subsidiaries has

complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms (subject to the Bankruptcy and Equity Exception) and in full force and effect, and there is not under any such lease any material existing default by GFHF or such Subsidiary or, to the Knowledge of GFHF, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y)Brokers and Finders.  Except for Hovde Group LLC and Monroe Financial Partners, Inc., neither GFHF nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z)Fairness Opinion.  Prior to the execution of this Agreement, GFHF has received an executed opinion of each of Hovde Group LLC and Monroe Financial Partners, Inc. to the effect that as of the date thereof and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of GFHF and a signed copy of such opinion has been delivered to CenterState.  Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa)Transactions with Affiliates.  Except as set forth in Section 3.1(aa) of the GFHF Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between GFHF or any of its Subsidiaries, on the one hand, and any (i) officer or director of GFHF or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of GFHF, (iii) to the Knowledge of GFHF, Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of GFHF, on the other hand, except those of a type available to non-affiliates of GFHF generally.

(bb)Representations Not Misleading.  No representation or warranty by GFHF in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC in each case after December 31, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to GFHF as follows:

4.1Organization, Standing and Power.

(a)Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept)

under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b)CenterState has previously made available to GFHF true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect.  Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable Organizational Documents) of such Subsidiary, as applicable.

4.2Capitalization.

(a)The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 48,024,144 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding.  All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  As of the date of this Agreement, no Voting Debt of CenterState is issued or outstanding.  As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury.  As of the date of this Agreement, except for 653,137 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState.  The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights and will be issued in compliance with and not in violation of any applicable Securities Laws.

(b)All of the issued and outstanding shares of capital stock or other equity ownership interests of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Neither CenterState nor any of its Subsidiaries owns any equity or profit or loss interest in any Person.

(c)CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3Authority; No Violation.

(a)CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState.  This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by GFHF) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the CenterState Charter or the CenterState Bylaws or the Organizational Documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.  No vote of the shareholders of CenterState is required by Law, the CenterState Charter, the CenterState Bylaws or the rules of the Nasdaq Stock Market to approve this Agreement and the transactions contemplated hereby.

4.4Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of

CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5Reports.

(a)CenterState and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.  There is no written unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b)An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2012 and prior to the date of this Agreement is publicly available.  No such report or any subsequent registration statement, prospectus, report, schedule or definitive proxy statement or any subsequently filed registration statement, prospectus, report, schedule or definitive proxy statement filed by CenterState (collectively the “CenterState SEC Reports”), at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

4.6Financial Statements.

(a)The Financial Statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been and will be prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls. CenterState has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to CenterState and its Subsidiaries is made known to the management of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act.

(c)Since December 31, 2012, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or, to the Knowledge of CenterState, other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries.

(d)CenterState has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect CenterStates’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of CenterState.

(e)None of CenterState or its Subsidiaries has any material Liabilities of the type required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP, except Liabilities which are accrued or reserved against in the CenterState Financial Statements contained in the CenterState SEC Reports or incurred in the ordinary course of business since the date of CenterState’s balance sheet contained in CenterState’s most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable.

4.7Compliance with Applicable Law.

(a)CenterState and each of its Subsidiaries are, and at all times since December 31, 2012, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees including without limitation Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. CenterState is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action.  CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2012, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.  The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b)There is no transaction, arrangement or other relationship between CenterState or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the CenterState SEC Reports.

(c)Neither CenterState nor any of its Subsidiaries is subject to any cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.

(d)Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees)

(i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8Certain Actions.  Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required regulatory Consents.  To the Knowledge of CenterState, there exists no fact, circumstance, or reason that would cause any required Consent for consummation of the Merger or the Bank Merger not to be received in a timely manner.

4.9CenterState Information.  None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form    S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to GFHF’s shareholders or at the time GFHF’s shareholders vote on the matters constituting the GFHF Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by CenterState in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by GFHF or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by CenterState which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform GFHF.

4.10Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.11Broker’s Fees.  Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. (“KBW”).

4.12Absence of Changes.

(a)Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b)Since December 31, 2015, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.13Litigation.  Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries.  Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

4.14Financing.  CenterState has, and at the Closing will have, access to sufficient funds available to make all payments required to consummate the transactions contemplated by this Agreement.

4.15Representations Not Misleading.  No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1Conduct of GFHF Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, GFHF shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of GFHF or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2GFHF Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, GFHF shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a)Capital Stock.  Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to GFHF Stock Options outstanding on the date hereof.

(b)Other Securities.  Issue or repurchase any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes, except pursuant to GFHF Stock Options outstanding on the date hereof or as otherwise permitted or required by the Agreement (including without limitation, the redemption of issued and outstanding shares of GFHF’s Series B Preferred Stock).

(c)Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to GFHF and other than (A) a dividend from GFHF to its shareholders not to exceed $0.12 per share and (B) dividends payable on the issued and outstanding shares of GFHF’s Series B Preferred Stock pursuant to the GFHF Charter); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.

(d)Compensation; Employment, Etc.  (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of GFHF or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice, (D) the payment of bonuses consistent with past practice as Previously Disclosed, (E) payment of prorated bonuses for the year in which the Effective Time occurs as Previously Disclosed, and (F) prorated contributions to GHFH’s 401(k) plans; or (ii) hire any new officers; (iii) promote any employee to a rank of vice president or more senior position; or (iv) pay any incentive or bonus amounts except pursuant to employment agreements Previously Disclosed.

(e)Benefit Plans.  Except with respect to transactions Previously Disclosed to CenterState, including the termination of GFHF’s supplemental executive retirement plan and the payment to participating employees of the amounts to which they will be entitled under such plan and the payment of change in control benefits to employees pursuant to employment and other agreements in effect on the date of this Agreement, and with respect to the acceleration of vesting under other GFHF Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any GFHF Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)Dispositions.  Sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g)Leases or Licenses.  Enter into, modify, amend or renew any data processing contract, service provider agreement, or any material lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal or replacement of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h)Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i)Loans, Loan Participations and Servicing Rights.  Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation, which right of first refusal shall be accepted by CenterState or CenterState Bank of Florida, N.A. within five Business days of notice by GFHF or any of its Subsidiaries of the same, failure of which shall be deemed a waiver of such right of first refusal), or sell or acquire any servicing rights.

(j)Governing Documents.  Amend its Organizational Documents (or similar governing documents).

(k)Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)Contracts. Enter into or terminate any GFHF Material Contract or amend or modify in any material respect or renew any existing GFHF Material Contract, other than renewals of such contracts in the ordinary course of business.

(m)Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $100,000 (exclusive of any amounts paid directly or reimbursed to GFHF or any of its Subsidiaries under any insurance policy maintained by GFHF or any of its Subsidiaries), settle any claim, action or proceeding against it.  Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to GFHF and its Subsidiaries, taken as a whole.

(n)Deposit Taking and Other Bank Activities.  In the case of each GBF Bank (i) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (ii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.

(o)Investments.  (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice.

(p)Capital Expenditures.  Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $100,000 individually or $250,000 in the aggregate, except for emergency repairs or replacements.

(q)Lending.  Except for loans or extensions of credit approval approved prior to the date hereof, (i) make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $150,000, any individual loan or extension of credit secured by assets (other than real estate) in excess of $500,000, or any individual loan or extension of credit secured by real estate and with no loan policy exceptions in excess of $1,000,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A.  Notwithstanding the foregoing, GFHF may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (ii) extend the loan maturity or renew loans rated “Watch” or better greater than five years where no additional credit is extended, grant payment deferrals up to six months and renew loans rated “Watch” or better where no additional credit is extended, and (iii) renew for up to two years any unsecured loan of less than $300,000 in amount where no additional credit is extended.

(r)Risk Management.  Except as required by applicable law or regulation or in accordance with the guidance of any Governmental Entity, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow existing policies or practices with respect to managing exposure to interest rate and other risk.

(s)Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t)New Lines of Business.  Develop, market or implement any new line of business.

(u)Tax Matters.  Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any material Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v)Reorganization.  Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w)Performance of Obligations.  Knowingly take any action that is likely to materially impair GFHF’s ability to perform any of its obligations under this Agreement or each GBF Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(x)Commitments.  Agree or commit to do any of the foregoing.

5.3Conduct of CenterState Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of GFHF, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of GFHF or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4CenterState Forbearances.  Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of GFHF during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a)Governing Documents.  Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect GFHF, any of its Subsidiaries or any of their respective shareholders.

(b)Performance Obligations.  Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or the satisfaction of the conditions set forth in Article VII or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company or other Person with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company or other Person, or sell, transfer, mortgage or encumber any material portion of its assets or properties to any other Person, in any case that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(c)Reorganization.  Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as “reorganization” within the meaning of Section 368(a) of the Code , or enter into any agreement to, or announce plans to, engage in any acquisition or other transaction that would materially delay or reduce the prospects of receiving regulatory approval to consummate the transactions contemplated by this Agreement.

(d)Performance of Obligations.  Take any action that is likely to materially impair CenterState’s ability to perform any of its obligations under this Agreement or CenterState Bank of Florida, N.A.’s ability to perform any of its obligations under the Bank Merger Agreement.

(e)Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1Regulatory Matters.

(a)As promptly as practicable but in no event later than seventy-five (75) days following the date of this Agreement, CenterState, with the assistance and cooperation of GFHF, shall promptly prepare and file with the SEC the Form S-4 together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger. Each of CenterState and GFHF shall use its commercially reasonable efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters.  Each of GFHF and CenterState shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.  Upon the Form S-4 being declared effective, GFHF shall thereafter mail or deliver the Proxy Statement to its shareholders.  CenterState shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GFHF shall furnish all information concerning GFHF and the holders of GFHF Common Stock as may be reasonably requested in connection with any such action.  If at any time prior to the Effective Time any event occurs or information relating to GFHF or CenterState, or any of their respective affiliates, directors or officers, should be discovered by GFHF or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to GFHF’s shareholders.

(b)In addition to their obligations pursuant to Section 6.1(a), GFHF and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings.  CenterState shall advise GFHF, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and CenterState’s responses thereto or request of the SEC or its staff for additional information.  No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of GFHF and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)Subject to the terms and conditions set forth in this Agreement, CenterState and GFHF shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of GFHF (in the case of CenterState) or CenterState (in the case of GFHF) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the OCC, the FDIC and applicable state banking agencies within seventy-five (75) days of the date hereof.  GFHF and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to

GFHF or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d)Each of CenterState and GFHF shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, GFHF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e)Each of CenterState and GFHF shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2Access to Information; Current Information.

(a)Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, and for the purposes of verifying the representations and warranties of the other and preparing for the Merger, including planning for the integration of the operations of GFHF and CenterState, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments personnel, information technology systems, and records, and each shall reasonably cooperate with the other in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with the other Party and appropriate service providers), during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request.  Neither GFHF nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement.  The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b)Upon reasonable advance notice, GFHF shall permit, and shall cause its Subsidiaries to permit, CenterState (for the purposes of Sections 6.2(b) and 6.2(c), the “Requesting Party”) or an environmental consulting firm selected by the Requesting Party, and at the sole expense of the Requesting Party, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased or operated by GFHF (for the purposes of Section 6.2(b) and 6.2(c), the “Examined Party”) or any of its Subsidiaries.  Requesting Party shall indemnify Examined Party and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c)Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement.  As soon as reasonably available, but in no event more than five (5) Business Days after filing, GFHF will deliver to CenterState all non-confidential reports filed by GFHF or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB, the FOFR and the FDIC.  Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2015.  As soon as practicable after the end of each month, GFHF will deliver to CenterState in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of GFHF and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.1(n)(ii) of the GFHF Disclosure Schedule, (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d)All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of May 13, 2016 (the “Confidentiality Agreement”).

(e)GFHF shall deliver to the Chief Executive Officer of CenterState to the extent not otherwise precluded by applicable Law and excluding any materials related to the transactions contemplated by this Agreement or any other Acquisition Proposal or subject to any attorney-client privilege, all materials, reports and information provided to the Boards of Directors and all committees thereof of GFHF and each GFB Bank simultaneously with their submission to such directors and committee members.

(e)Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control the operations of the other Party prior to the Effective Time. No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3Shareholder Meeting.  GFHF shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the GFHF Charter and the GFHF Bylaws necessary to (A) call and give notice of a special meeting of GFHF’s shareholders (the “GFHF Shareholder Meeting”) for the purpose of seeking the GFHF Shareholder Approval within ten (10) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “GFHF Shareholder Meeting Notice Date”) and (B) schedule the GFHF Shareholder Meeting to take place on a date that is within forty (40) days after the GFHF Shareholder Meeting Notice Date; (ii) use its commercially reasonable efforts to cause the GFHF Shareholder Meeting to be convened and held on the scheduled date; and (iii) subject to Section 6.7, use its commercially reasonable efforts to obtain the GFHF Shareholder Approval and include in the Proxy Statement the recommendation of the GFHF Board that the shareholders of GFHF approve this Agreement (the “GFHF Board Recommendation”).  Notwithstanding anything to the contrary contained in this Agreement, GFHF shall not be required to hold the GFHF Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the GFHF Shareholder Meeting.

6.4Nasdaq Listing.  CenterState shall use its commercially reasonable efforts and cause the shares of CenterState Common Stock to be issued to the holders of GFHF Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5Employee Matters.

(a)Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of GFHF or any of its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries.  CenterState shall give the Covered Employees full credit for their prior service with GFHF and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b)With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the GFHF Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)Prior to the Effective Time, GFHF shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more GFHF Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any GFHF Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any GFHF Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any GFHF Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.  If CenterState requires GFHF to terminate a medical plan having a flexible spending arrangement (“FSA”) under Code Section 125, each GBF Entity may continue its FSA through the Effective Date.

(d)Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, GFHF and its Subsidiaries) to amend or terminate any GFHF Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, GFHF and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.2(e), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)For purposes of this Agreement, “GFHF Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, insurance, split-dollar insurance, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of GFHF or any of its Subsidiaries entered into, maintained or contributed to by GFHF or any of its Subsidiaries or to which GFHF or any of its Subsidiaries is obligated to contribute, or with respect to which GFHF or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of GFHF or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f)If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with GFHF each GBF Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary.  Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g)At the Effective Time, CenterState shall assume the obligations of GFHF under each GFHF Stock Option outstanding at the Effective Time and, except with respect to the adjustments described in Section 1.5, each such GFHF Stock Option shall remain in effect in accordance with its terms, including with respect to vesting.  Notwithstanding the foregoing, and any provision of such GFHF Stock Option relating to exercise of the option following termination of employment, in the case of any option to purchase shares of CenterState Common Stock resulting from the conversion of a GFHF Stock Option pursuant to Section 1.5 that is held by a Covered Employee who is terminated by CenterState within twelve (12) months after the Effective Time other than “for cause”, such option shall, at the election of such Covered Employee, be redeemed by CenterState for cash in an amount equal to the difference between the value of such number of shares of CenterState Common Stock subject to such option at the closing price per share of CenterState Common Stock on the immediately preceding trading day and the exercise price of such option with respect to such number of shares.

(h)At the Effective Time, all accrued and unused sick time for all employees of GFHF and its Subsidiaries and all accrued and unused vacation time for all employees of GFHF and its Subsidiaries shall be accorded such treatment as set forth in Section 6.5(h) of the CSFL Disclosure Schedule.  Section 6.5(h) of the GFHF Disclosure Schedule sets forth accrued sick time payment information as of November 18, 2016.

(i)Prior to the Effective Time, GFHF shall (i) cause the termination of all salary continuation and supplemental executive retirement plans, programs and agreements between GFHF and/or the GBF Banks and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the change in control provisions applicable under any GFHF Benefit Plan.  Section 6.5(i) of the GFHF Disclosure Schedule sets forth all payments to be made by GFHF pursuant to this Section 6.5(i).

6.6Indemnification; Directors’ and Officers’ Insurance.

(a)For a period of six (6) years from and after the Effective Time, CenterState shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, the present and former directors, officers and employees of GFHF and its Subsidiaries and all such directors, officers and employees of GFHF and its Subsidiaries serving as fiduciaries under any of the respective benefit plans of the GBF Entities (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer, employee or fiduciary of GFHF and its Subsidiaries or any such benefit plan or is or was serving at the request of GFHF and its Subsidiaries as a director, officer, manager, employee, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time (including with respect to the consummation of the transactions contemplated by this Agreement), and provide advancement of expenses to the Indemnified Parties (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnified Party is not entitled to be indemnified pursuant to applicable Law). CenterState shall not take any action to limit or terminate the D&O Insurance described in Section 6.6(d).

(b)In addition to the obligations set forth in Section 6.6(a), from and after the Effective Time, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, honor, assume and maintain in effect, to the fullest extent permitted by applicable law, all rights to indemnification, advancement of expenses and exculpation of each Indemnified Person as provided in the respective articles of incorporation, bylaws or comparable governing documents of GFHF and its Subsidiaries, as applicable, as in effect on the date of this Agreement.

(c)Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence.  In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by CenterState would create an actual or potential conflict of interest (in which case, CenterState shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and CenterState shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d)For a period of six (6) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of GFHF or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by GFHF and its Subsidiaries; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(d), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of GFHF or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(d), CenterState may require GFHF to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing.  Whether or not CenterState or GFHF shall procure such coverage, in no event shall GFHF expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by GFHF for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”).  If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then GFHF or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(e)If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

(f)These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party and his or her heirs representatives or administrators. After the Effective Time, the obligations of CenterState under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by CenterState, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, then CenterState or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against CenterState. If any Indemnified Party makes any claim for indemnification or advancement of expenses under the Section 6.6 that is denied by CenterState, and a court of competent jurisdiction determines that the Indemnified Party is not entitled to such indemnification or advancement of expense, the Indemnified Party shall pay CenterState’s or the Surviving Entity’s costs and expenses, including legal fees and expenses, incurred in connection with defending such claim against the Indemnified Party.

(g)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.

6.7No Solicitation.

(a)GFHF agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “GFHF Individuals”) not to, and will use its commercially reasonable efforts to cause GFHF’s and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “GFHF Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“GFHF Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that this Section 6.7 shall not prohibit any GFHF Representative from informing any Person of the restrictions contained in this Section 6.7 (including by providing a copy hereof to such Person) or from contacting any Person who has made an Acquisition Proposal for the purpose of requesting clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal (provided, as to foregoing, that GFHF shall not provide any confidential or non-public information on GFHF or its Subsidiaries or CenterState or its Subsidiaries).  GFHF will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.  It is understood that any breach of the provisions of this Section 6.7 by any GFHF Representative shall constitute a breach by GFHF.

(b)Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the GFHF Shareholder Approval, in the event GFHF receives an unsolicited Acquisition Proposal and the Board of Directors of GFHF determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, GFHF may, and may permit its Subsidiaries and the GFHF Individuals and the GFHF Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to GFHF than the Confidentiality Agreement, (ii) furnish or cause to be furnished GFHF Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of GFHF determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c)The Board of Directors of GFHF shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the GFHF Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the GFHF Board Recommendation (any such action, a “Change in Recommendation”).  Notwithstanding the foregoing, if the GFHF Board concludes in good faith

(after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of GFHF under applicable Laws, the GFHF Board may at any time prior to the GFHF Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of GFHF may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) GFHF shall not have breached this Section 6.7 and (ii) (A) the Board of Directors of GFHF determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) GFHF has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, GFHF has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.  In the event of any material change to the terms of such Superior Proposal, GFHF shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall recommence and GFHF shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d)GFHF will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e)Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section or elsewhere in this Agreement shall prohibit GFHF, its Subsidiaries, or their respective Boards of Directors or any committees thereof, from complying with their respective disclosure obligations under applicable Law.

(f)As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving GFHF or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, GFHF or any of its Significant Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of GFHF concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Hovde Group is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, provided that any failure to give such notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of a condition contained in Article VII unless the underlying breach would independently result in a failure of a condition set forth in Article VII.. Each of the Parties shall promptly inform the other in writing upon receiving notice of any material Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9Correction of Information.  Each of GFHF and CenterState shall promptly correct and supplement in writing any information set forth in the Schedules to this Agreement furnished under this Agreement so that such schedules shall be correct and complete in all material respects at all times prior to Closing, without taking into account any Material Adverse Effect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10System Integration.  From and after the date hereof, GFHF shall cause each GBF Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause each GBF Bank’s data processing consultants and software providers to, cooperate and assist each GBF Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of each GBF Bank to the CenterState system following the Effective Time, including the training of each GBF Bank employee without undue disruption to each GBF Bank’s business, during normal business hours and at the expense of CenterState (not to include each GBF Bank’s standard employee payroll).

6.11Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, GFHF shall cause the Chief Executive Officer of each GBF Bank or his designee to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger.

6.12Non-Competition and Non-Disclosure Agreement.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, GFHF has caused each non-employee director of GFHF and each GBF Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.13Claims Letters.  Concurrently with the execution and delivery of this Agreement and effective upon the Closing, GFHF has caused each director of GFHF and each GBF Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

6.14Tax Treatment.  Each of the Parties undertakes and agrees to use reasonable efforts to cause the Merger, and to use commercially reasonable efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

6.15Redemption of GFHF Preferred Stock.  At or prior to the Closing, GFHF shall redeem all of its issued and outstanding shares of Series B Preferred Stock for an amount not to exceed $2,596,000 plus accrued and unpaid dividends through the date of redemption.

6.16Failure to Fulfill Conditions.  In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.17Banking Office. Following consummation of the Merger, the Surviving Bank shall take such action with regard to the banking office as Previously Disclosed by CenterState.

ARTICLE VII
CONDITIONS PRECEDENT

7.1Conditions to Each Party’s Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, written waiver by each of GFHF and CenterState, at or prior to the Closing Date, of the following conditions:

(a)Shareholder Approval.  The GFHF Shareholder Approval shall have been obtained.

(b)Nasdaq Listing.  The shares of CenterState Common Stock to be issued in exchange for GFHF Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)Form S-4.  The Form S-4, shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e)Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, provided that such Regulatory Approvals do not contain a Materially Burdensome Regulatory Condition or commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would constitute a Material Adverse Effect on CenterState and CenterState Bank of Florida, N.A., taken as a whole, after giving effect to the transactions contemplated by this Agreement (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f)Tax Opinion. Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of GFHF Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of GFHF with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of GFHF Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of GFHF Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither GFHF nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of GFHF and CenterState.

(g)Consents and Approvals.  Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or that would otherwise impose a material adverse requirement upon such Party.

7.2Conditions to Obligations of CenterState.  The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, written waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a)Representations and Warranties.  The representations and warranties of GFHF set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects as of the Closing Date; provided, however, that (A) the representations and warranties in Sections 3.1(b) (Capitalization) regarding the number of outstanding shares of GFHF Common Stock and the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.1(e) (Absence of Changes), 3.1(f) (Tax Matters) and 3.1(bb) (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.  CenterState shall have received a certificate signed on behalf of GFHF by the Chief Executive Officer or the Chief Financial Officer of GFHF to the foregoing effect.

(g)Performance of Obligations of GFHF.  GFHF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of GFHF by the Chief Executive Officer or the Chief Financial Officer of GFHF to such effect.

(h)Dissenting Shares.  Dissenting Shares shall be less than seven and one-half percent (7 1/2%) of the issued and outstanding GFHF Common Stock.

(i)No GFHF Material Adverse Effect.  Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on GFHF, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on GFHF.

(j)Employee Agreements.  Each of the Employment Agreements entered into between CenterState Bank, N.A. and each Thomas D. Ingram, David K. Maholias and Shaun P. Merriman as of the date of this Agreement (collectively, the “Employee Agreements”) shall continue to be in full force and effect on the Effective Time in accordance with their respective terms.

(k)Matters Relating to 280G Taxes.  CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that GFHF shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between GFHF and/or the GBF Banks and any officers, directors, or employees thereof.

(l)Matters Relating to Compensation Matters.  All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreements between GFHF and/or the GBF Banks and any officer, director or employee shall be amended or terminated as of the Effective Time.

(m)GFHF 401(k) Plan.  CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that GFHF and/or the GBF Banks have effectuated the termination of their 401(k) Plan effective as of the Effective Time.

7.3Conditions to Obligations of GFHF.  The obligation of GFHF to effect the Merger is also subject to the satisfaction or waiver by GFHF at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties.  The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date; provided, however, that the representations and warranties in Section 4.1(b) (Capitalization) regarding the number of outstanding shares of GFHF Common Stock and the equity based awards outstanding, and Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.  GFHF shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b)Performance of Obligations of CenterState.  CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GFHF shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c)Execution of Agreements.  CenterState shall have executed and delivered the Employee Agreements.

(d)No CenterState Material Adverse Effect.  Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on CenterState, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1Termination.

(a)This Agreement may be terminated at any time prior to the Effective Time, whether before or after the GFHF Shareholder Approval:

(i)by mutual consent of GFHF and CenterState in a written instrument authorized by the Board of Directors of each of GFHF and CenterState;

(ii)by either GFHF or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii)by either GFHF or CenterState, if the Merger shall not have been consummated on or before the date that is two hundred seventy (270) days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv)by either GFHF or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GFHF, in the case of a termination by CenterState, or CenterState, in the case of a termination by GFHF, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 (in the case of a termination by CenterState) or Section 7.3 (in the case of a termination by GFHF), and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v)by CenterState if (i) the Board of Directors of GFHF (or any committee thereof) shall have failed to make the GFHF Board Recommendation or shall have made a Change in Recommendation, or (ii) GFHF shall have materially breached any of the provisions set forth in Section 6.7, which breach shall not have been cured within five (5) Business Days of such breach;

(vi)by GFHF prior to obtaining the GFHF Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that GFHF has (i) not materially breached the provisions of Section 6.7 which breach shall not have been cured within five (5) Business Days of such breach;, and (ii) complied with its payment obligation under Section 8.4(a);

(vii)by either GFHF or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of GFHF fail to provide the GFHF Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; and

(viii)By the Board of Directors of GFHF, if the GFHF Board of Directors so determines at any time during the five (5) day period commencing on the Determination Date, if, and only if, both of the following conditions are satisfied:

(a)the number obtained by dividing the Average Closing Price by the Initial CenterState Market Price (the “CenterState Ratio”) is less than 0.825; and

(b)the CenterState Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price and (2) subtracting 0.175 from such quotient (the “Index Ratio”), subject, however, to the following three sentences:

If GFHF elects to exercise its termination right under this Section 8.1(a)(viii), it shall give prompt written notice thereof to CenterState.  Within five (5) Business Days following its receipt of such notice, CenterState shall have the option to pay an additional amount in cash for each Stock Election Share (the “Additional Cash”) equal to the lesser of the following:

(x) Additional Cash = SEC(IR * ICSMP – ACP)

or

(y) Additional Cash = SEC(0.825 * ICSMP – ACP)

ACP = Average Closing Price

IR = Index Ratio

SEC = Stock Election Consideration

CSR = CenterState Ratio

ICSMP = Initial CenterState Market Price

If CenterState so elects, it shall give written notice to GFHF of such election to pay the Additional Cash for each Stock Election Share within the five (5) Business Day period following its receipt of notice of termination from GFHF, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in full force and effect in accordance with its terms (except that CenterState shall be obligated to pay the Additional Cash for each Stock Election Share).

As used herein, the following terms shall have the indicated meanings:

“Average Closing Price” shall mean the average closing price of CenterState Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days ending on the Trading Day immediately prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the GFHF Shareholder Approval is obtained.

“Final Index Price” shall mean the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (Symbol: BANK).

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean $3,574.56.

“Initial CenterState Market Price” shall mean $22.46.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, then the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 8.1.

8.2Effect of Termination.  In the event of termination of this Agreement by either GFHF or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GFHF, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3Fees and Expenses.  Except as provided in Section 8.4 and with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by GFHF and CenterState, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement.  Notwithstanding the foregoing, CenterState shall reimburse GFHF for its reasonable documented out of pocket expenses incurred in connection with the transactions contemplated by this Agreement if this Agreement is terminated (i) by GFHF or CenterState pursuant to (a) Section 8.1(a)(ii) or (b) Section 8.1 (a)(iv) or (ii) by GFHF pursuant to Section 8.1(a)(iii). If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4Termination Fees.

(a)In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), GFHF shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $6,100,000 (the “Termination Fee”) in each case by wire transfer of same day funds, and (ii) in the case of a termination under Section 8.1(a)(vi), GFHF shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to the Termination Fee.

(b)If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior to the GFHF Shareholder Meeting there has been publicly announced an Acquisition Proposal, then if within twelve (12) months of such termination GFHF or any GBF Bank either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, GFHF shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds.  For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c)Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 8.4 shall fully discharge the paying Party from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall a Party be required to pay the Termination Fee on more than one occasion. The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of GFHF; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of GFHF, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the Party.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Winter Haven, Florida time (or at such other time as the Parties may mutually agree), at the offices of CenterState or by the exchange of transaction documents by e-mail, facsimile or overnight courier, on a date no later than the first day of the calendar month immediately following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”); provided, however, that the Closing Date shall occur no earlier than April 1, 2017.

9.2Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.4, 6.5, 6.6 and 9.8.

9.3Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)if to CenterState, to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attn:  Mr. John C. Corbett

Fax:  (863) 419-7798

(b)with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, Florida   32801

Attn: John P. Greeley, Esq.

Fax:  (407) 843-2448

(c)if to GFHF, to:

Gateway Financial Holdings of Florida, Inc.

1950 W International Speedway Boulevard
Daytona Beach, Florida 32114

Attn:  Shaun Merriman, CEO

Fax:  (386) 947-5434

with a copy (which shall not constitute notice to GFHF) to:

Gunster, Yoakley & Stewart, P.A.

450 E. Las Olas Boulevard, Suite 1400

Fort Lauderdale, Florida 33301

Attn:  Gregory K. Bader, Esq.

Fax:  (954) 523-1722

9.4Interpretation.

(a)The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)The word “or” as used in this Agreement shall not be exclusive.

(d)The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(g)If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5Counterparts.  This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8Publicity.  Neither GFHF nor CenterState shall, and neither GFHF nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by GFHF, or GFHF, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq.

9.9Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns.  Except (a) for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (b) if the Effective Time occurs, the right of holders of GFHF Common Stock and equity awards to receive the Merger Consideration and amounts payable pursuant to this Agreement, or (c) as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity.  Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11Disclosure Schedule.  Before entry into this Agreement, each Party has delivered to the other Party a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance.  For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

ARTICLE X

DEFINITIONS

10.1Definitions.

(a)Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or executive officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof.  For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Available Cash Election Amount” shall mean the product of (a) the number of shares of GFHF Common Stock outstanding at the Effective Time, multiplied by (b) the Cash Election Consideration, and multiplied by (c) 30%.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by GFHF or any Subsidiaries thereof, or under which GFHF or any of its Subsidiaries could have any obligation or Liability, whether actual or contingent, with respect to any employee of GFHF or any of its Subsidiaries.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

“Cash Election Amount” shall mean the product of (i) the number of Exchangeable Shares receiving the Cash Election Consideration, multiplied by (ii) the Cash Election Consideration.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of Code or the regulations under Section 414(o) of the Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, amended, and the rules and regulations thereunder.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of September 30, 2016, and as of December 31, 2014 and 2015, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the nine months ended September 30, 2016 and for each of the years ended December 31, 2013, 2014 and 2015, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to September 30, 2016.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Service” or “IRS” shall mean the Internal Revenue Service.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after reasonable inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” means, with respect to CenterState or GFHF, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is material and adverse to the business, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation hereof, including impacts on relationships with customers and employees, or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

“Materially Burdensome Regulatory Condition” Any requirement imposed by a Regulatory Authority on CenterState or CenterState Bank of Florida, N.A. in connection with obtaining any Requisite Regulatory Approval to (i) maintain capital ratios greater than those set forth in Section 6.1 of the CenterState Disclosure Schedule, (ii) agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement, or (iii) raise common equity capital at the holding company or bank level.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) landlord’s, mechanics’, workmen’s, repairman’s, warehousemen’s, carrier’s and similar Liens arising in the ordinary course of business of GFHF or such Subsidiary consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws, (iv) statutory Liens for amounts not yet delinquent, and (v) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Florida Office of Financial Regulation, the Consumer Financial Protection Bureau, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary,” when used with respect to either Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by GFHF.

(b)The terms set forth below shall have the means ascribed thereto in the referenced sections:

Definition	Section
Acquisition Proposal	6.7(e)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a)(ix)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.1(c)(i)
Cancelled Shares	1.4(d)
Cash Election	1.4(b)
Cash Election Consideration	1.4(b)
Cash Election Share	1.4(c)(iii)
Cash Fraction	1.4(c)(iv)(A)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Ratio	8.1(a)(viii)
CenterState Regulatory Agreement	4.7(b)

Definition	Section
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)
Certificate	1.4(g)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Company Regulatory Agreement	3.1(h)(v)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
CRA	3.1(q)
D&O Insurance	6.6(c)
Determination Date	8.1(a)(ix)
Determination Period	8.1(a)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(e)
DPC Common Shares	1.4(d)
Effective Time	1.2
Election Deadline	1.4(c)(iii)
Election Form	1.4(c)(i)
Election Form Record Date	1.4(c)(i)
Employee Agreements	7.2(e)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchangeable Shares	1.4(b)
FBCA	1.1
Federal Reserve Board or FRB	3.1(c)(iii)
FDIC	3.1(c)(iii)
FHLB	3.1(b)(iii)
FOFR	3.1(c)(iii)
Final Index Price	8.1(a)(ix)
Form S-4	3.1(c)(iii)
FRB	3.1(c)(iii)
FBCA	1.1
GBCF	1.8
GBF	1.8
GBFSW	1.8
GBF Banks	1.8
GBF Entities	1.8
GFHF	Preamble
GFHF Benefit Plans	6.5(e)
GFHF Board Confidential Matters	6.2(d)
GFHF Board Recommendation	6.3

Definition	Section
GFHF Bylaws	3.1(a)(ii)
GFHF Charter	3.1(a)(ii)
GFHF Common Stock	1.4(b)
GFHF Confidential Information	6.7(a)
GFHF Entities	1.8
GFHF Individuals	6.7(a)
GFHF Latest Balance Sheet	3.1(d)(ii)
GFHF Representatives	6.7(a)
GFHF Shareholder Approval	3.1(c)(i)
GFHF Shareholder Meeting	6.3
GFHF Shareholder Meeting Notice Date	6.3
GFHF Stock Option	1.5(a)
GFHF Stock Plans	1.5(a)
Governmental Authority	3.1(c)(iii)
Governmental Entity	3.1(c)(iii)
Indemnified Parties	6.6(a)
Index Group	8.1(a)(viii)
Index Price	8.1(a)(ix)
Initial CenterState Market Price	8.1(a)(ix)
Initial Index Price	8.1(a)(ix)
IIPI	3.1(r)(i)
KBW	4.11
Letter of Transmittal	2.2(a)
Liens	3.1(b)(iii)
Mailing Date	1.4(c)(i)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.1(c)(iii)
No Election Shares	1.4(c)(iii)
OCC	3.1(c)(iii)
Option Exchange Ratio	1.5
Party or Parties	Preamble
Person	3.1(b)(iii)
Previously Disclosed	9.11
Program	6.5(g)
Proxy Statement	3.1(c)(iii)
PTO	6.5(g)
Regulatory Approvals	3.1(c)(iii)
Requisite Regulatory Approvals	7.1(e)
Rights	3.1(b)(i)
Sarbanes-Oxley Act	4.5(b)
SEC	3.1(c)(iii)
SRO	3.1(c)(iii)
Stock Election	1.4(b)

Definition	Section
Stock Election Consideration	1.4(b)
Stock Election Share	1.4(c)(iii)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Takeover Laws	3.1(v)
Termination Fee	8.4(a)
Trading Day	8.1(a)(ix)
Trust Account Common Shares	1.4(d)
Voting Agreement	Recitals
Voting Debt	3.1(b)(i)

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and GFHF have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By: /s/ John C. Corbett________________

John C. Corbett
President and Chief Executive Officer

GATEWAY FINANCIAL HOLDINGS OF FLORIDA, INC.

By: /s/ Shaun P. Merriman_____________

        Shaun P. Merriman

        Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 30th day of November, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $5.00 par value per share (the “Common Stock”), of Gateway Financial Holdings of Florida, Inc. (“GFHF”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which shall exclude any shares of Common Stock underlying any outstanding equity rights, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and GFHF propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, GFHF will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1.Agreement to Vote Shares.  Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of GFHF, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)

vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby

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(including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GFHF contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of GFHF, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.No Transfers.  While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted:  (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights as permitted by the Merger Agreement; and (e) such transfers as CenterState may otherwise permit in its sole discretion.  Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with CenterState as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder

2

is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Shareholder is the beneficial owner of the Shares.  Shareholder does not own, of record or beneficially, any shares of capital stock of GFHF other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any GFHF Stock Options.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.  The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4.No Solicitation.  From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of GFHF, shall not, nor shall Shareholder in such capacity authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to GFHF or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of GFHF’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of GFHF or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of GFHF (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5.Irrevocable Proxy.  Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of GFHF, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of GFHF taken by written consent.  Notwithstanding the

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foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1.  Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares.  Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6.Specific Performance; Remedies; Attorneys’ Fees.  Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity.  Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law.  In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party.  In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7.Term of Agreement; Termination.  The term of this Agreement shall commence on the date hereof.  This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon: (i) termination of the Merger Agreement, or (ii) the consummation of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8.Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent

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jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10.Capacity as Shareholder.  This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of GFHF, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of GFHF or in any other capacity.

11.Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.Waiver of Appraisal Rights; Further Assurances.  To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.  Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, GFHF or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14.Disclosure.  To the extent such information is required to be included, Shareholder hereby permits CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

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15.Counterparts.  This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock Subject to this Agreement:

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EXHIBIT B

PLAN OF MERGER AND MERGER AGREEMENT

GATEWAY BANK OF FLORIDA
GATEWAY BANK OF CENTRAL FLORIDA

GATEWAY BANK OF SOUTHWEST FLORIDA

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 30th day of November, 2016, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; Gateway Bank of Florida (hereinafter referred to as “GBF”), a Florida banking corporation, with its main office located at 1950 W. International Speedway Boulevard, Daytona Beach, Florida 32114; Gateway Bank of Central Florida (hereinafter referred to as “GBCF”), a Florida banking corporation, with its main office located at 1632 East Silver Springs Boulevard, Ocala, Florida 34470; and Gateway Bank of Soutwest Florida (hereinafter referred to as “GBSW”), a Florida banking corporation, with its main office located at 1100 South Tamiami Trail, Sarasota, Florida 34236.  Collectively, CenterState Bank of Florida, N.A., GBF, GBCF, and GBSW are referred to as the “Banks”, and GBF, GBCF and GBSW are collectively referred to as the “GBF Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of each GBF Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Gateway Financial Holdings of Florida, Inc. which owns all of the outstanding shares of each GBF Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Gateway Financial Holdings of Florida, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

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WHEREAS, each of the Banks is entering this Agreement to provide for the merger of each GBF Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, each GBF Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”).  Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of each GBF Bank shall cease.   The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association.  This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of each GBF Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.).  The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective.  Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of each GBF Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer;

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and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each GBF Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and each GBF Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and each GBF Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of each GBF Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of each GBF Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.  The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Gateway Financial Holdings of Florida, Inc. which owns all of the outstanding shares of each GBF Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a)The BHC Merger shall have closed and become effective.

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(b)The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks.  No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

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Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically‑scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A. By: _____________________________ John C. Corbett As Its: President and Chief Executive Officer

GATEWAY BANK OF FLORIDA By: _____________________________ David Maholias As Its: President and Chief Executive Officer

GATEWAY BANK OF CENTRAL FLORIDA By: _____________________________ Thomas D. Ingram As Its: Chief Executive Officer

GATEWAY BANK OF SOUTHWEST FLORIDA By: _____________________________ Shaun P. Merriman As Its: President and Chief Executive Officer

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EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, Florida  33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida  33823

1375 North Broadway

Bartow, Florida  33831

10990 U.S. Highway 441 Southeast

Belleview, Florida  34420

1515 North Federal Highway, Suite 100

Boca Raton, Florida  33432

7301 West Palmetto Park Road

Boca Raton, Florida  33433

102 West Robertson Street

Brandon, Florida  33511

12435 Cortez Boulevard

Brooksville, Florida  34613

114 Belt Drive

Bushnell, Florida  33513

205 South W.C. Owen Avenue

Clewiston, Florida  33440

3301 North University Drive, Suite 110

Coral Springs, Florida  33065

500 North Summit Street

Crescent City, Florida  32112

18765 S. Dixie Highway

Cutler Bay, Florida 33157

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14045 Seventh Street

Dade City, Florida  33525

100 East Polo Park

Davenport, Florida  33837

42725 Highway 27

Davenport, Florida  33837

909 SE 5th Avenue

Delray Beach, Florida  33483

1 Eastgate Square

East Palatka, Florida  32131

15830 U.S. Hwy 441

Eustis, Florida  32726

302 W. Palm Drive

Florida City, Florida 33034

2419 East Commercial Blvd., Suite 102

Ft. Lauderdale, Florida  33408

901 East Las Olas Blvd., Suite 103

Ft. Lauderdale, Florida  33301

5001 Okeechobee Road

Ft. Pierce, Florida  34947

1105 W. Broad Street

Groveland, Florida  34736

36099 U.S. Highway 27

Haines City, Florida  33844

1550 N. Krome Avenue

Homestead, Florida 33030

1750 N.E. 8th Street

Homestead, Florida 33033

28801 SW 157th Avenue

Homestead, Florida  33033

1120 S.R. 20

Interlachen, Florida  32148

2

1234 King Street

Jacksonville, Florida  32204

2922 Corinthian Avenue

Jacksonville, Florida  32210

7077 Bonneval Road

Jacksonville, Florida  32216

100150 Overseas Highway

Key Largo, Florida  33037

349 W. Oak Street

Kissimmee, Florida  34741

45 Bridge Street

Labelle, Florida  33935

500 South Florida Avenue

Lakeland, Florida  33801

4719 South Florida Avenue

Lakeland, Florida  33803

155 Lake Shore Way

Lake Alfred, Florida  33850

300 West Central Avenue

Lake Wales, Florida  33853

4144 Ashton Club Drive

Lake Wales, Florida  33859

903 West North Boulevard

Leesburg, Florida  34748

19990 SW 177th Avenue

Miami, Florida 33187

763 East 3rd Avenue

New Smyrna Beach, Florida  32169

406 East Silver Springs Boulevard

Ocala, Florida  34470

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7755 S.W. 65th Avenue

Ocala, Florida  34476

811 N.E. 36th Avenue

Ocala, Florida  34470

4905 N.W. Blichton Road

Ocala, Florida  34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

945 South Orange Avenue

Orlando, Florida  32806

12285 S. Orange Blossom Trail

Orlando, Florida  32837

10891 N. Military Trail

Palm Beach Gardens, Florida  33410

305 South Wheeler Street

Plant City, Florida  33563

850 Cypress Parkway

Poinciana, Florida  34759

9815 S. U.S. Hwy 1

Port St. Lucie, Florida  34952

25151 South Dixie Highway

Princeton, Florida 33032

2801 Thirteenth Street

St. Cloud, Florida  34769

10101 Bloomingdale Avenue

Riverview, Florida  33578

420 West First Street

Sanford, Florida  32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida  34771

2400 S.E. Monterey Road, Suite 100

Stuart, Florida  34996

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91390 Overseas Highway

Tavernier, Florida 33070

1815 State Road 60 East

Valrico, Florida  33594

855 21st Street

Vero Beach, Florida  32960

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida  32789

6930 Gall Boulevard

Zephyrhills, Florida  33542

802 W. Lumsden Road

Brandon, FL 33511

5404 S. Florida Ave,

Lakeland, FL 33813

724 S. Florida Ave,

Lakeland, FL 33801

408 S. MacDill Ave,

Tampa, FL 33609

1804 James L Redman Pkwy,

Plant City, FL 33563

1285 1st Street South,

Winter Haven, FL 33880

2100 Main Street,

Dunedin, FL 34698

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EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 30th day of November, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and ____________________, an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of November 30, 2016 (the “Merger Agreement”) by and between CenterState and Gateway Financial Holdings of Florida, Inc., a Florida corporation (“GFHF”), GFHF will merge with and into CenterState (the “Merger”), as a result of which Gateway Bank of Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida, each a Florida state-chartered bank and wholly owned subsidiary of GFHF (collectively, the “GBF Banks”), will merge with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of GFHF and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of GFHF Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of GFHF, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of GFHF, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1.Restrictive Covenants.

(a)Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

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(b)Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i)From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will:  (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment.  If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., GFHF or any GBF Bank (each a “Protected Party”), including actively sought prospective customers of any of the GBF Banks as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv)For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

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(c)For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)“Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii)“Confidential Information” shall mean data and information:

(A)relating to the business of GFHF and its subsidiaries, including the GBF Banks, regardless of whether the data or information constitutes a Trade Secret;

(B)disclosed to Director or of which Director became aware as a consequence of Director’s relationship with GFHF and/or any of the GBF Banks;

(C)having value to GFHF and/or any of the GBF Banks and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D)not generally known to competitors of GFHF or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from GFHF or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)“Restricted Territory” shall mean each county in Florida where the GBF Banks operate a banking office at the Effective Time and each county contiguous to each of such counties.

(iv)“Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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(d)Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain.  Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach.  In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law.  If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable.  The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2.Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of CenterState (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time or (b) upon a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

3.Notices.  Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 2.

If to CenterState:	CenterState Banks, Inc.
42745 U.S. Highway 27
Davenport, Florida 33837
Attn: Chief Executive Officer
Fax: (863) 419-7788

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If to Director:         The address of Director’s principal residence as it appears in GFHF’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

4.Governing Law.  The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

5.Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6.Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7.Counterparts.  This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8.Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9.Construction; Interpretation.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

11.

[For Ken MacKay’s agreement only - Continuing to serve as a director of a bank having a banking office in the Restricted Territory, provided that the Director is serving as a director of such bank on the date of this Agreement.]

For the purposes of this agreement, “Change in Control of CenterState” means (a) any person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of CenterState or CenterState Bank, N.A., or (b) individuals serving on the board of directors of CenterState cease for any reason to constitute at least a majority of the board of directors of CenterState.

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EXHIBIT D

CLAIMS LETTER

November 30, 2016

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida  33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of November 30, 2016 (the “Merger Agreement”), by and among Gateway Financial Holdings of Florida, Inc. (“GFHF”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against GFHF or any of its subsidiaries in my capacity as an officer, director or employee, of GFHF or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1.Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2.Release of Certain Claims.

(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each GBF Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any GBF Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for  (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

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(i)any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any GBF Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and a GBF Entity, (B) Claims as a depositor under any deposit account with any GBF Entity, (C) Claims as the holder of any Certificate of Deposit issued by any GBF Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any GBF Entity; (E) Claims in his or her capacity of a shareholder of GFHF; and (F) Claims as a holder of any check issued by any other depositor of any GBF Entity;

(ii)the Claims excluded in (i) and (ii) of Section 2(a) above;

(iii) any Claims that the undersigned may have under the Merger Agreement;

(iv)any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any GBF Entity, under Florida law or the Merger Agreement; or

(v)any rights or Claims listed on Schedule I to this Agreement.

3.Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4.Miscellaneous.

a.This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b.This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c.This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d.This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e.The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f.This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the

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Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

g.If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post‑judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h.IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i.The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

__________________________________

Signature of Officer or Director

___________________________________

Name of Officer or Director

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On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 30th day of November, 2016.

CENTERSTATE BANKS, INC.

By:	___________________________________
Name:	John C. Corbett
Title:	President and Chief Executive Officer

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Schedule I

Additional Excluded Claims

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